Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS

•	Net sales of $11.5 billion for the fourth quarter and $45.4 billion for 2013
•	Net earnings from continuing operations of $488 million, or $1.50 per diluted share, for the fourth quarter and $3.0 billion, or $9.04 per diluted share, for 2013, including impact of special charges
•	Generated cash from operations of $938 million for the fourth quarter and $4.5 billion for 2013
•	Recorded $15.4 billion of orders during the fourth quarter with ending backlog of $82.6 billion
•	Provides 2014 financial outlook including EPS range of $10.25 to $10.55

BETHESDA, Md., Jan. 23, 2014 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2013 net sales of $11.5 billion compared to $12.1 billion in the fourth quarter of 2012. Net earnings from continuing operations in the fourth quarter of 2013 were $488 million, or $1.50 per diluted share, compared to $569 million, or $1.73 per diluted share, in the fourth quarter of 2012. Cash from operations in the fourth quarter of 2013 was $938 million, after discretionary pension contributions of $750 million, compared to cash used in operations of ($1.3) billion after discretionary pension contributions of $2.5 billion in the fourth quarter of 2012.

Fourth quarter 2013 net earnings from continuing operations included special charges for a non-cash goodwill impairment charge of $195 million, net of state tax benefits, which reduced earnings by $176 million, or $0.54 per diluted share, and workforce reductions of $171 million, net of state tax benefits, which reduced earnings by $111 million, or $0.34 per diluted share. Net earnings from continuing operations also included FAS/CAS pension expense of $120 million, which reduced earnings by $74 million, or $0.23 per diluted share. Fourth quarter 2012 net earnings from continuing operations included FAS/CAS pension expense of $208 million, which reduced earnings by $128 million, or $0.39 per diluted share; an increase in income tax expense from reduced U.S. manufacturing deductions, which reduced earnings by $59 million, or $0.18 per diluted share; and special charges of $25 million, net of state tax benefits, related to workforce reductions at the Corporation’s Aeronautics business segment, which reduced earnings by $16 million, or $0.05 per diluted share.

Net sales for 2013 were $45.4 billion compared to $47.2 billion in 2012. Net earnings from continuing operations in 2013 were $3.0 billion, or $9.04 per diluted share, compared to $2.7 billion, or $8.36 per diluted share, during 2012. Cash from operations for 2013 was $4.5 billion after pension contributions of $2.25 billion compared to cash from operations for 2012 of $1.6 billion after pension contributions of $3.6 billion.

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Net earnings from continuing operations for 2013 included FAS/CAS pension expense of $482 million, which reduced earnings by $298 million, or $0.91 per diluted share. Net earnings from continuing operations also included special charges for a non-cash goodwill impairment charge of $195 million, net of state tax benefits, which reduced earnings by $176 million, or $0.54 per diluted share, and workforce reductions of $201 million, net of state tax benefits, which reduced earnings by $130 million, or $0.40 per diluted share. Net earnings from continuing operations for 2012 included FAS/CAS pension expense of $830 million, which reduced earnings by $513 million, or $1.56 per diluted share; an increase in income tax expense from reduced U.S. manufacturing deductions, which reduced earnings by $59 million, or $0.18 per diluted share; and special charges of $48 million, net of state tax benefits, related to workforce reductions at the Corporation’s Aeronautics business segment and former Electronic Systems business segment in the third quarter of 2012, which reduced earnings by $31 million, or $0.09 per diluted share.

“Our employees delivered exceptional performance for our customers in 2013 resulting in record backlog, earnings, and profit margin as well as strong cash generation," said Chairman, President, and CEO Marillyn Hewson. “Looking ahead to 2014, we will continue our focus on improving operational efficiency, reducing our cost structure, investing in innovations to address our customers’ future challenges and returning value to our shareholders.”

2013 Special Charges

Goodwill Impairment Charge

The Corporation recognized a non-cash goodwill impairment charge related to the Technical Services reporting unit within the Missiles and Fire Control business segment. The charge related to the continuing impact of defense budget reductions and related competitive pressures on the Technical Services business, which typically has smaller customer contracts of a shorter duration. The Corporation reviews its goodwill for impairment at least annually in the fourth quarter and more frequently upon the occurrence of certain events or significant changes in circumstances that indicate goodwill may be impaired. The Corporation’s goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is the business segment level or a level below the business segment. Following the goodwill impairment charge described above, the Corporation currently does not believe that any of its reporting units are at risk of a goodwill impairment charge in the near-term, as their fair values are significantly greater than their carrying amounts.

Severance Charges

Consistent with the Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on Nov. 14, 2013, the Corporation recognized severance charges of $171 million, net of state tax benefits, related to its plan to consolidate certain facilities and reduce its total workforce, of which $53 million, $37 million, and $81 million related to the Corporation’s Information Systems & Global Solutions (IS&GS), Mission Systems and Training (MST), and Space Systems business segments. In addition, the Corporation recognized severance charges of $30 million for a workforce reduction at IS&GS during the first quarter of 2013.

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP):

(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$11,533	$12,099	$45,358	$47,182

Business segment operating profit	$1,421	$1,339	$5,752	$5,583
Unallocated expenses, net[1]	(221)	(253)	(851)	(1,101)
Special items
Goodwill impairment charge	(195)	-	(195)	-
Severance charges	(171)	(25)	(201)	(48)
Consolidated operating profit	$834	$1,061	$4,505	$4,434

Net earnings from
Continuing operations	$488	$569	$2,950	$2,745
Discontinued operations[2]	-	-	31	-
Net earnings	$488	$569	$2,981	$2,745

Diluted earnings per share from
Continuing operations	$1.50	$1.73	$9.04	$8.36
Discontinued operations[2]	-	-	0.09	-
Diluted earnings per share	$1.50	$1.73	$9.13	$8.36

Cash from (used in) operations[3]	$938	$(1,315)	$4,546	$1,561

[1] Unallocated expenses, net includes the FAS/CAS pension adjustment, which represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2] Discontinued operations for the year ended Dec. 31, 2013 includes a benefit resulting from the resolution of certain tax matters related to a business previously sold.

[3] The Corporation made contributions to its pension trust of $750 million and $2.25 billion during the quarter and year ended Dec. 31, 2013, respectively. During the quarter and year ended Dec. 31, 2012, the Corporation made contributions to its pension trust of $2.5 billion and $3.6 billion, respectively.

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2014 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, and restructuring activities (including special items) until such transactions have been consummated or enacted. Refer to the “Forward-Looking Statements” section contained in this press release.

(in millions, except per share data)	Current Outlook

Orders	$41,500 - $43,000

Net sales	$44,000 – $45,500

Business segment operating profit[1]	$5,175 – $5,325
FAS/CAS pension income[2]	~345
Stock-based compensation and other, net	~(345)
Consolidated operating profit	$5,175 – $5,325

Diluted earnings per share from continuing operations[3]	$10.25 – $10.55

Cash from operations	≥ $4,600

[1] Business segment operating profit is expected to be reduced, net of recoveries, by $80 million ($55 million at Space Systems and $25 million at MST) for accelerated depreciation expense and incremental costs related to the Nov. 14, 2013 plan to consolidate certain facilities.

2 FAS/CAS pension income was calculated using a 4.75 percent discount rate, an expected long-term rate of return on plan assets of 8 percent, and anticipated cash contributions of $1.0 billion in 2014. The Corporation also anticipates recovering about $1.6 billion as CAS costs in 2014.

[3] The U.S. research and development (R&D) tax credit expired on Dec. 31, 2013. If Congress reenacts the R&D tax credit for 2014, the projected benefit for 2014 activity would likely be approximately $0.12 per share. This benefit will not be incorporated into our 2014 outlook or results unless and until legislation is enacted.

Cash Deployment Activities

The Corporation deployed cash for the quarter and year ended Dec. 31, 2013 by:

•	making contributions to its pension trust of $750 million and $2.25 billion during the quarter and year ended Dec. 31, 2013, respectively, compared to $2.5 billion and $3.6 billion during the quarter and year ended Dec. 31, 2012, respectively;
•	repurchasing 1.7 million shares for $229 million and 16.2 million shares for $1.8 billion during the quarter and year ended Dec. 31, 2013, respectively, compared to 3.1 million shares for $282 million and 11.2 million shares for $990 million during the quarter and year ended Dec. 31, 2012, respectively;

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•	paying cash dividends of $428 million and $1.5 billion during the quarter and year ended Dec. 31, 2013, respectively, compared to $373 million and $1.4 billion during the quarter and year ended Dec. 31, 2012, respectively; and

•	making capital expenditures of $345 million and $836 million during the quarter and year ended Dec. 31, 2013, respectively, compared to $428 million and $942 million during the quarter and year ended Dec. 31, 2012, respectively.

Segment Results

The Corporation operates in five business segments: Aeronautics; Information Systems & Global Solutions (IS&GS); Missiles and Fire Control (MFC); Mission Systems and Training (MST); and Space Systems.

Operating profit for the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of those business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee.

Operating profit for the business segments excludes items, such as the non-cash goodwill impairment charge and severance charges, that are not considered part of management’s evaluation of segment operating performance. Such items are reported separately within “Unallocated Expenses, net.” Segment operating profit includes severance charges for initiatives that are not significant.

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s sales, segment operating profit, and segment operating margins may be impacted by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and segment operating margins may also be impacted, favorably or unfavorably, by other matters such as the resolution of contractual matters, restructuring charges and related cost recoveries, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales
Aeronautics	$3,898	$4,141	$14,123	$14,953
Information Systems & Global Solutions	2,101	2,201	8,367	8,846
Missiles and Fire Control	1,723	1,897	7,757	7,457
Mission Systems and Training	1,855	1,860	7,153	7,579
Space Systems	1,956	2,000	7,958	8,347
Total net sales	$11,533	$12,099	$45,358	$47,182

Operating profit
Aeronautics	$414	$445	$1,612	$1,699
Information Systems & Global Solutions	189	203	759	808
Missiles and Fire Control	350	272	1,431	1,256
Mission Systems and Training	213	187	905	737
Space Systems	255	232	1,045	1,083
Total business segment operating profit	1,421	1,339	5,752	5,583
Unallocated expenses, net	(221)	(253)	(851)	(1,101)
Special items
Goodwill impairment charge	(195)	-	(195)	-
Severance charges	(171)	(25)	(201)	(48)
Total consolidated operating profit	$834	$1,061	$4,505	$4,434

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 34 percent and 36 percent of total segment operating profit for the quarter and year ended Dec. 31, 2013, respectively, compared to approximately 27 percent and 34 percent of total segment operating profit for the quarter and year ended Dec. 31, 2012, respectively.

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Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$3,898	$4,141	$14,123	$14,953
Operating profit	$414	$445	$1,612	$1,699
Operating margins	10.6%	10.7%	11.4%	11.4%

Aeronautics’ net sales for the fourth quarter of 2013 decreased $243 million, or 6 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of about $190 million for the C-130 program due to fewer aircraft deliveries (six aircraft delivered in the fourth quarter of 2013 compared to nine during the same period in 2012); approximately $95 million for the F-22 program due to decreased volume and risk retirements; about $55 million for the F-35 development contract due to decreased volume; approximately $55 million for the F-16 program due to fewer aircraft deliveries (four aircraft delivered in the fourth quarter of 2013 compared to eight during the same period in 2012) partially offset by aircraft configuration mix and increased sustainment volume; and approximately $115 million on various other programs (primarily sustainment activities) due to decreased volume and risk retirements. The decreases were partially offset by higher net sales of approximately $140 million for the C-5 program due to increased aircraft deliveries (four aircraft delivered in the fourth quarter of 2013 compared to two during the same period in 2012); and approximately $130 million for F-35 production contracts due to increased volume and risk retirements.

Aeronautics’ operating profit for the fourth quarter of 2013 decreased $31 million, or 7 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of approximately $30 million for the C-130 program due to decreased risk retirements and fewer aircraft deliveries; about $25 million for the F-22 program due to decreased risk retirements and volume; approximately $15 million for the F-16 program due to decreased deliveries and risk retirements; and about $30 million from various other programs (primarily sustainment activities) due to decreased risk retirements and volume. The decreases were partially offset by higher operating profit of approximately $70 million for the F-35 production contracts due to increased risk retirements and volume.  Operating profit was comparable for the F-35 development contract.  Operating profit was comparable for the C-5 program as the higher aircraft deliveries were partially offset by the reduction in the profit booking rate during 2013. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $15 million lower for the fourth quarter of 2013 compared to the same period in 2012.

Aeronautics’ net sales for 2013 decreased $830 million, or 6 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $530 million for the F-16 program due to fewer aircraft deliveries (13 aircraft delivered in 2013 compared to 37 delivered in 2012) partially offset by aircraft configuration mix; about $385 million for the C-130 program due to fewer aircraft deliveries (25 aircraft delivered in 2013 compared to 34 in 2012) partially offset by increased sustainment activities; approximately $255 million for the F-22 program, which includes about $205 million due to decreased production volume as final aircraft deliveries were completed during the second quarter of 2012 and $50 million from the favorable resolution of a contractual matter during the second quarter of

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2012; and about $270 million for various other programs (primarily sustainment activities) due to decreased volume. The decreases were partially offset by higher net sales of about $295 million for F-35 production contracts due to increased production volume and risk retirements; approximately $245 million for the C-5 program due to increased aircraft deliveries (six aircraft delivered in 2013 compared to four in 2012) and other modernization activities; and about $70 million for the F-35 development contract due to increased volume.

Aeronautics’ operating profit for 2013 decreased $87 million, or 5 percent, compared to the same period in 2012. The decrease was primarily attributable to lower operating profit of about $85 million for the F-22 program, which includes approximately $50 million from the favorable resolution of a contractual matter in the second quarter of 2012 and about $35 million due to decreased risk retirements and production volume; approximately $70 million for the C-130 program due to lower risk retirements and fewer deliveries partially offset by increased sustainment activities; about $65 million for the C-5 program due to the inception-to-date effect of reducing the profit booking rate in the third quarter of 2013 and lower risk retirements; approximately $35 million for the F-16 program due to fewer aircraft deliveries partially offset by increased sustainment activity and aircraft configuration mix. The decreases were partially offset by higher operating profit of approximately $180 million for F-35 production contracts due to increased risk retirements and volume. Operating profit was comparable for the F-35 development contract and included adjustments of approximately $85 million to reflect the inception-to-date impacts of the downward revisions to the profit booking rate in both 2013 and 2012. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $75 million lower for 2013 compared to 2012.

Information Systems & Global Solutions

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$2,101	$2,201	$8,367	$8,846
Operating profit	$189	$203	$759	$808
Operating margins	9.0%	9.2%	9.1%	9.1%

IS&GS’ net sales decreased $100 million, or 5 percent, for the fourth quarter and $479 million, or 5 percent, for 2013 compared to the same periods in 2012. The decreases in both periods were attributable to lower net sales of approximately $130 million for the fourth quarter and about $495 million for 2013 due to decreased volume on various programs (command and control programs for classified customers and Next Generation Identification for both the fourth quarter and 2013, and En Route Automation Modernization programs for 2013); and approximately $40 million for the fourth quarter and approximately $320 million for 2013 due to the completion of certain programs (such as Total Information Processing Support Services for both the fourth quarter and 2013, and the Transportation Worker Identification Credential and the Outsourcing Desktop Initiative for NASA for 2013). The decreases were partially offset by higher net sales of approximately $70 million for the fourth quarter and about $340 million for 2013 due to the start-up of certain programs (such as the Defense Information Systems Agency – Global Information Grid Services Management-Operations for both the fourth quarter and 2013, and the National Science Foundation Antarctic Support for 2013).

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IS&GS’ operating profit decreased $14 million, or 7 percent, for the fourth quarter and $49 million, or 6 percent, for 2013 compared to the same periods in 2012. The net decrease in the fourth quarter operating profit was primarily attributable to lower volume and risk retirements on various programs. The decrease in 2013 was primarily attributable to lower operating profit of about $55 million due to certain programs nearing the end of their lifecycles, partially offset by higher operating profit of approximately $15 million due to the start-up of certain programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $10 million lower for the quarter and comparable for the year ended Dec. 31, 2013 compared to the same periods in 2012.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$1,723	$1,897	$7,757	$7,457
Operating profit	$350	$272	$1,431	$1,256
Operating margins	20.3%	14.3%	18.4%	16.8%

MFC’s net sales for the fourth quarter of 2013 decreased $174 million, or 9 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $160 million for various technical services programs due to lower volume driven by the continuing impact of defense budget reductions and related competitive pressures; and about $75 million for tactical missiles programs. These decreases were partially offset by higher net sales of about $35 million for fire control programs (primarily Sniper®, LANTIRN®, and Apache) due to increased deliveries; and approximately $30 million for air and missile defense programs due to increased volume and risk retirements. The decrease for tactical missiles programs was primarily attributable to fewer deliveries on the Guided Multiple Launch Rocket System (GMLRS) program, partially offset by increased deliveries on the Joint Air-to-Surface Standoff Missile (JASSM) program. The increase for air and missile defense programs was primarily attributable to higher volume and risk retirements on the Terminal High-Altitude Area Defense (THAAD) program, partially offset by fewer deliveries on the Patriot Advanced Capability-3 (PAC-3) program.

MFC’s operating profit for the fourth quarter of 2013 increased $78 million, or 29 percent, compared to the same period in 2012. The increase was primarily attributable to higher operating profit of approximately $40 million for fire control programs (Apache, Sniper®, and LANTIRN®) due to increased risk retirements and volume; about $35 million for tactical missile programs (Hellfire) due to increased risk retirements; and about $15 million from air and missile defense programs (THAAD) due to increased risk retirements and volume.  Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $85 million higher for the fourth quarter of 2013 compared to the same period in 2012.

MFC’s net sales for 2013 increased $300 million, or 4 percent, compared to 2012. The increase was primarily attributable to higher net sales of approximately $450 million for air and missile defense programs (THAAD and PAC-3) due to increased production volume and deliveries; about $70 million for fire control programs due to net increased deliveries and volume; and approximately $55 million for tactical missile

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programs due to net increased deliveries. The increases were partially offset by lower net sales of about $275 million for various technical services programs due to lower volume driven by the continuing impact of defense budget reductions and related competitive pressures. The increase for fire control programs was primarily attributable to increased deliveries on the Sniper® and LANTIRN® programs, increased volume on the Special Operations Forces Contractor Logistics Support Services (SOF CLSS) program, partially offset by lower volume on Longbow Fire Control Radar and other programs. The increase for tactical missile programs was primarily attributable to increased deliveries on JASSM and other programs, partially offset by fewer deliveries on the GMLRS and Javelin programs.

MFC’s operating profit for 2013 increased $175 million, or 14 percent, compared to 2012. The increase was primarily attributable to higher operating profit of approximately $85 million for air and missile defense programs (THAAD and PAC-3) due to increased risk retirements and volume; about $85 million for fire control programs (Sniper®, LANTIRN®, and Apache) due to increased risk retirements and higher volume; and approximately $75 million for tactical missile programs (Hellfire and various programs) due to increased risk retirements. The increases were partially offset by lower operating profit of about $45 million for the resolution of contractual matters in the second quarter of 2012; and approximately $15 million for various technical services programs due to lower volume partially offset by increased risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $100 million higher for 2013 compared to 2012.

Mission Systems and Training

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$1,855	$1,860	$7,153	$7,579
Operating profit	$213	$187	$905	$737
Operating margins	11.5%	10.1%	12.7%	9.7%

MST’s net sales for the fourth quarter of 2013 were comparable to the same period in 2012. Net sales decreased by about $60 million on various integrated warfare systems and sensors programs (primarily Naval systems) due to decreased volume; and approximately $50 million on various training and logistics programs due to decreased volume. The decreases were offset by higher net sales due to increased volume of about $40 million for the AEGIS program; approximately $40 million for undersea systems programs; and approximately $20 million for the Littoral Combat Ship (LCS) program.

MST’s operating profit for the fourth quarter of 2013 increased $26 million, or 14 percent, compared to the same period in 2012. The increase was attributable to higher operating profit of about $45 million related to the settlement of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program); and approximately $25 million for various ship and aviation systems programs (primarily MH-60 programs) due to increased risk retirements. The increases were partially offset by lower operating profit of approximately $55 million for training and logistics programs, primarily due to the recording of about $30 million of charges mostly related to lower-of-cost-or-market considerations and, to a lesser extent, lower volume. Operating profit for the LCS program was comparable. Adjustments not

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related to volume, including net profit booking rate adjustments and other matters, were approximately $40 million higher for the quarter of 2013 compared to the same period in 2012.

MST’s net sales for 2013 decreased $426 million, or 6 percent, compared to 2012. The decrease was primarily attributable to lower net sales of approximately $275 million for various ship and aviation systems programs due to lower volume (primarily Persistent Threat Detection System (PTDS) as final surveillance system deliveries occurred during the second quarter of 2012); about $195 million for various integrated warfare systems and sensors programs (primarily Naval systems) due to lower volume; approximately $65 million for various training and logistics programs due to lower volume; and about $55 million for the Aegis program due to lower volume. The decreases were partially offset by higher net sales of about $155 million for the LCS program due to increased volume.

MST’s operating profit for 2013 increased $168 million, or 23 percent, compared to 2012. The increase was primarily attributable to higher operating profit of approximately $120 million related to the settlement of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program); about $55 million for integrated warfare systems and sensors programs (primarily radar and Halifax class modernization programs) due to increased risk retirements; and approximately $30 million for undersea systems programs due to increased risk retirements. The increases were partially offset by lower operating profit of about $55 million for training and logistics programs, primarily due to the recording of approximately $30 million of charges mostly related to lower-of-cost-or-market considerations; and about $25 million for ship and aviation systems programs (primarily PTDS) due to lower risk retirements and volume. Operating profit related to the LCS program was comparable.  Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $170 million higher for 2013 compared to 2012.

Space Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012
Net sales	$1,956	$2,000	$7,958	$8,347
Operating profit	$255	$232	$1,045	$1,083
Operating margins	13.0%	11.6%	13.1%	13.0%

Space Systems’ net sales for the fourth quarter of 2013 decreased $44 million, or 2 percent, compared to the same period in 2012. The decrease was primarily attributable to lower net sales of approximately $80 million for the Orion program due to lower volume, which was partially offset by higher net sales due to volume of about $15 million for government satellite programs, and approximately $20 million for various programs. The increase for government satellite programs was primarily attributable to higher volume on Space Based Infrared System (SBIRS) and various programs partially offset by lower volume and risk retirements on the Mobile User Objective System (MUOS), Advanced Extremely High Frequency (AEHF), and Global Positioning System III (GPS III) programs.

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Space Systems’ operating profit for the fourth quarter of 2013 increased $23 million, or 10 percent, compared to the same period in 2012. The increase was primarily attributable to higher equity earnings from joint ventures of approximately $35 million, and about $20 million for commercial satellite programs due to the resolution of contractual matters, which were partially offset by lower operating profit of approximately $30 million on various programs due to decreased risk retirements. Operating profit for the quarter included about $15 million of charges, net of recoveries, related to the restructuring announced on Nov. 14, 2013. Adjustments not related to volume, including net profit booking rate adjustments and other matters were approximately $20 million higher for the quarter compared to the same period in 2012.

Space Systems’ net sales for 2013 decreased $389 million, or 5 percent, compared to 2012. The decrease was primarily attributable to lower net sales of approximately $305 million for commercial satellite programs due to fewer deliveries (zero delivered during 2013 compared to two for 2012); and about $290 million for the Orion program due to lower volume. The decreases were partially offset by higher net sales of approximately $130 million for government satellite programs due to net increased volume; and about $65 million for strategic and defensive missile programs (primarily Fleet Ballistic Missile (FBM)) due to increased volume and risk retirements. The increase for government satellite programs was primarily attributable to higher volume on AEHF and other programs, partially offset by lower volume on the Geostationary Operational Environmental Satellite R-Series (GOES-R), MUOS, and SBIRS programs.

Space Systems’ operating profit for 2013 decreased $38 million, or 4 percent, compared to 2012. The decrease was primarily attributable to lower operating profit of approximately $50 million for the Orion program due to lower volume and risk retirements and about $30 million for government satellite programs due to decreased risk retirements, which were partially offset by higher equity earnings from joint ventures of approximately $35 million. The decrease in operating profit for government satellite programs was primarily attributable to lower risk retirements for MUOS, GPS III, and other programs, partially offset by higher risk retirements for the SBIRS and AEHF programs. Operating profit for 2013 included about $15 million of charges, net of recoveries, related to the restructuring announced on Nov. 14, 2013. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $15 million lower for 2013 compared to 2012.

Total equity earnings recognized by Space Systems (primarily ULA in 2013) represented approximately $90 million, or 35 percent, and approximately $300 million, or 29 percent, of this business segment’s operating profit for the quarter and year ended Dec. 31, 2013, respectively, compared to approximately $55 million, or 24 percent, and approximately $265 million, or 24 percent, of this business segment’s operating profit for the quarter and year ended Dec. 31, 2012, respectively.

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Income Taxes

The Corporation’s effective income tax rates from continuing operations were 34.6 percent and 29.0 percent for the quarter and year ended Dec. 31, 2013, respectively, and 40.6 percent and 32.6 percent for the quarter and year ended Dec. 31, 2012. The rates generally benefit from tax deductions for U.S. manufacturing activities and tax deductions for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature.

Additionally, the Corporation’s effective income tax rates were impacted by the following:

•	The effective tax rates for the quarter and year ended Dec. 31, 2013 were reduced by approximately 3 percentage points and approximately 2 percentage points, respectively, because of U.S. research and development (R&D) tax credits. On Jan. 2, 2013, the President signed into law the American Taxpayer Relief Act of 2012, which retroactively reinstated the R&D tax credit for two years, from Jan. 1, 2012 through Dec. 31, 2013. As the effects of tax law changes are recognized in the period in which new legislation is enacted, $37 million ($0.11 per diluted share) of tax benefit attributable to 2012 was recorded during the first quarter of 2013. Comparable amounts of ongoing tax benefits from the R&D credit attributable to 2013 were recognized ratably over each quarter of 2013. Since the Corporation recorded two years of R&D credit in 2013, the Corporation expects its effective tax rate to increase in 2014 whether or not Congress reenacts the R&D credit for 2014.

•	The effective tax rates for the quarter and year ended Dec. 31, 2013 were increased by almost 7 percentage points and approximately 1 percentage point, respectively, due to the non-cash goodwill impairment charge recorded in the fourth quarter of 2013, as only a portion of the charge will qualify for a tax deduction.

•	The U.S. manufacturing deduction benefit for the quarter ended Dec. 31, 2013 reduced the Corporation’s effective tax rate by approximately 7 percentage points as compared to 2012, and the benefit for the year ended Dec. 31, 2013 reduced the rate by about 2 percentage points as compared to 2012. This improvement in the effective rates in 2013 occurred because the fourth quarter 2013 tax-deductible discretionary pension contributions of $750 million reduced U.S. manufacturing deduction benefits for the quarter and year ended Dec. 31, 2013 by only $17 million ($0.05 per diluted share), as compared to the $2.5 billion tax-deductible discretionary contributions in 2012, which reduced U.S. manufacturing deduction benefits for the quarter and year ended Dec. 31, 2012 by $59 million ($0.18 per diluted share).

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About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs approximately 115,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2013 were $45.4 billion.

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NEWS MEDIA CONTACT:	Gordon Johndroe, 301/897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. ET on Jan. 23, 2014. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This press release contains statements which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions.  The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions; affordability initiatives; our dependence on U.S. Government contracts; the potential for deferral or termination of awards; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration; U.S. Government operations under a continuing resolution; any future shutdown of U.S. Government operations; or any failure to raise the debt ceiling) and the success of our strategy to mitigate some of these risks by focusing on expanding into adjacent markets and growing international sales;
•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical, and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);

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•	difficulties in developing and producing operationally advanced technology systems, cyber security, other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, joint venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards, export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts), and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services including difficulties associated with: moving or consolidating operations; reducing the size of the workforce; providing for the orderly transition of management; attracting and retaining key personnel (many of whom are retirement eligible); and supply chain management; and
•	economic, business, and political conditions domestically and internationally and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and 2013 quarterly reports on Form 10-Q. These may be accessed through the Investor Relations page of the Corporation’s website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, the forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this press release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings

(unaudited; in millions, except per share data)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2013	2012	2013	2012

Net sales	$11,533	$12,099	$45,358	$47,182
Cost of sales	(10,795)	(11,104)	(41,171)	(42,986)
Gross profit	738	995	4,187	4,196
Other income, net	96	66	318	238
Operating profit	834	1,061	4,505	4,434
Interest expense	(86)	(94)	(350)	(383)
Other non-operating (expense) income, net	(2)	(9)	-	21
Earnings from continuing operations before income taxes	746	958	4,155	4,072
Income tax expense	(258)	(389)	(1,205)	(1,327)
Net earnings from continuing operations	488	569	2,950	2,745
Net earnings from discontinued operations[1]	-	-	31	-
Net earnings	$488	$569	$2,981	$2,745

Effective tax rate	34.6%	40.6%	29.0%	32.6%

Earnings per common share
Basic
Continuing operations	$1.53	$1.76	$9.19	$8.48
Discontinued operations[1]	-	-	0.10	-
Basic earnings per common share	$1.53	$1.76	$9.29	$8.48

Diluted
Continuing operations	$1.50	$1.73	$9.04	$8.36
Discontinued operations[1]	-	-	0.09	-
Diluted earnings per common share	$1.50	$1.73	$9.13	$8.36

Weighted average shares outstanding
Basic	319.9	322.7	320.9	323.7
Diluted	326.3	328.0	326.5	328.4

Common shares reported in stockholders' equity at end of period			319	321

[1]	Discontinued operations for the year ended Dec. 31, 2013 includes a benefit resulting from the resolution of certain tax matters related to a business previously sold.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended Dec. 31,			Years Ended Dec. 31,
	2013	2012	% Change	2013	2012	% Change
Net sales
Aeronautics	$3,898	$4,141	(6)%	$14,123	$14,953	(6)%
Information Systems & Global Solutions	2,101	2,201	(5)%	8,367	8,846	(5)%
Missiles and Fire Control	1,723	1,897	(9)%	7,757	7,457	4%
Mission Systems and Training	1,855	1,860	-%	7,153	7,579	(6)%
Space Systems	1,956	2,000	(2)%	7,958	8,347	(5)%
Total net sales	$11,533	$12,099	(5)%	$45,358	$47,182	(4)%

Operating profit
Aeronautics	$414	$445	(7)%	$1,612	$1,699	(5)%
Information Systems & Global Solutions	189	203	(7)%	759	808	(6)%
Missiles and Fire Control	350	272	29%	1,431	1,256	14%
Mission Systems and Training	213	187	14%	905	737	23%
Space Systems	255	232	10%	1,045	1,083	(4)%
Total business segment operating profit	1,421	1,339	6%	5,752	5,583	3%
Unallocated expenses, net
FAS/CAS pension adjustment
FAS pension expense	(487)	(485)		(1,948)	(1,941)
Less: CAS cost	367	277		1,466	1,111
FAS/CAS pension expense	(120)	(208)		(482)	(830)
Special items
Goodwill impairment charge[1]	(195)	-		(195)	-
Severance charges[2]	(171)	(25)		(201)	(48)
Stock-based compensation	(39)	(38)		(189)	(167)
Other, net	(62)	(7)		(180)	(104)
Total unallocated expenses, net	(587)	(278)	N/M	(1,247)	(1,149)	9%
Total consolidated operating profit	$834	$1,061	(21)%	$4,505	$4,434	2%

Operating margins
Aeronautics	10.6%	10.7%		11.4%	11.4%
Information Systems & Global Solutions	9.0%	9.2%		9.1%	9.1%
Missiles and Fire Control	20.3%	14.3%		18.4%	16.8%
Mission Systems and Training	11.5%	10.1%		12.7%	9.7%
Space Systems	13.0%	11.6%		13.1%	13.0%
Total business segment operating margins	12.3%	11.1%		12.7%	11.8%

Total consolidated operating margins	7.2%	8.8%		9.9%	9.4%

[1]	The Corporation recognized a non-cash goodwill impairment charge related to the Technical Services reporting unit within the Missiles and Fire Control business segment. The charge related to the continuing impact of defense budget reductions and related competitive pressures on the Technical Services business, which typically has smaller customer contracts of a shorter duration.

[2]	Consistent with the Form 8-K filed with the U.S. Securities and Exchange Commission on Nov. 14, 2013, the Corporation recognized severance charges of $171 million, net of state tax benefits, related to its plan to consolidate certain facilities and reduce its total workforce, of which $53 million, $37 million, and $81 million related to the Corporation’s Information Systems & Global Solutions (IS&GS), Mission Systems and Training, and Space Systems business segments. In addition, the Corporation recognized severance charges of $30 million for a workforce reduction at IS&GS during the first quarter of 2013.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(in millions, except par value)

	Dec. 31, 2013	Dec. 31, 2012

Assets
Current assets
Cash and cash equivalents	$2,617	$1,898
Receivables, net	5,834	6,563
Inventories, net	2,977	2,937
Deferred income taxes	1,088	1,269
Other current assets	813	1,188
Total current assets	13,329	13,855

Property, plant, and equipment, net	4,706	4,675
Goodwill	10,348	10,370
Deferred income taxes	2,850	4,809
Other noncurrent assets	4,955	4,948
Total assets	$36,188	$38,657

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,397	$2,038
Customer advances and amounts in excess of costs incurred	6,349	6,503
Salaries, benefits, and payroll taxes	1,809	1,649
Current portion of long-term debt	-	150
Other current liabilities	1,565	1,815
Total current liabilities	11,120	12,155

Accrued pension liabilities	9,361	15,278
Other postretirement benefit liabilities	902	1,220
Long-term debt, net	6,152	6,158
Other noncurrent liabilities	3,735	3,807
Total liabilities	31,270	38,618

Stockholders' equity
Common stock, $1 par value per share	319	321
Additional paid-in capital	-	-
Retained earnings	14,200	13,211
Accumulated other comprehensive loss	(9,601)	(13,493)
Total stockholders' equity	4,918	39
Total liabilities and stockholders' equity	$36,188	$38,657

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Years Ended Dec. 31,
	2013	2012

Operating activities
Net earnings	$2,981	$2,745
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	990	988
Stock-based compensation	189	167
Deferred income taxes	(5)	930
Goodwill impairment charge	195	-
Severance charges	201	48
Changes in operating assets and liabilities:
Receivables, net	767	(460)
Inventories, net	(60)	(422)
Accounts payable	(647)	(236)
Customer advances and amounts in excess of costs incurred	(158)	57
Postretirement benefit plans	(375)	(1,883)
Income taxes	364	(535)
Other, net	104	162
Net cash provided by operating activities[1]	4,546	1,561

Investing activities
Capital expenditures	(836)	(942)
Acquisitions of businesses and investments in affiliates	(269)	(259)
Other, net	(16)	24
Net cash used for investing activities	(1,121)	(1,177)

Financing activities
Repurchases of common stock[2]	(1,762)	(990)
Proceeds from stock option exercises	827	440
Dividends paid	(1,540)	(1,352)
Repayments of long-term debt	(150)	-
Premium paid on debt exchange	-	(225)
Other, net	(81)	59
Net cash used for financing activities	(2,706)	(2,068)

Net change in cash and cash equivalents	719	(1,684)
Cash and cash equivalents at beginning of period	1,898	3,582
Cash and cash equivalents at end of period	$2,617	$1,898

[1]	The Corporation made contributions to its pension trust of $2.25 billion and $3.6 billion during the year ended Dec. 31, 2013 and 2012, respectively.

[2]	During 2013, the Corporation paid $1.8 billion to repurchase 16.2 million shares of its common stock. This includes a portion of shares committed to be repurchased in the fourth quarter of 2012 which settled in cash during the first quarter of 2013. The Corporation reduced stockholders' equity by $1.7 billion, which represents the 16.0 million shares of common stock repurchases the Corporation committed to during 2013.

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Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2012	$321	$-	$13,211	$(13,493)	$39
Net earnings	-	-	2,981	-	2,981
Other comprehensive income, net of tax[1]	-	-	-	3,892	3,892
Repurchases of common stock[2]	(16)	(1,294)	(434)	-	(1,744)
Dividends declared[3]	-	-	(1,558)	-	(1,558)
Stock-based awards and ESOP activity	14	1,294	-	-	1,308
Balance at Dec. 31, 2013	$319	$-	$14,200	$(9,601)	$4,918

[1]	At Dec. 31, 2013, the Corporation recognized a non-cash, after-tax increase to stockholders' equity of $2.9 billion, as a result of the year-end measurement of the funded status of its postretirement benefit plans. This increase primarily was due to a higher discount rate at Dec. 31, 2013 of 4.75% as compared to 4.00% at Dec. 31, 2012. In addition to the year-end measurement increase, there was a $1.0 billion recognition of previously deferred amounts.

[2]	The Corporation reduced stockholders’ equity by $1.7 billion, which represents the 16.0 million shares of common stock repurchases the Corporation committed to during 2013.

[3]	Includes dividends declared of $1.15 per share for each of the first, second, and third quarters of 2013 and dividends declared of $1.33 per share for the fourth quarter of 2013.

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Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2013	Dec. 31, 2012
Aeronautics	$28,000	$30,100
Information Systems & Global Solutions	8,300	8,700
Missiles and Fire Control	15,000	14,700
Mission Systems and Training	10,800	10,700
Space Systems	20,500	18,100
Total backlog	$82,600	$82,300

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2013	2012	2013	2012
F-16	4	8	13	37
F-22	-	-	-	8
F-35	13	13	35	30
C-130J	6	9	25	34
C-5M	4	2	6	4

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